Exhibit (g)

Investment Management Agreement

This Investment Management Agreement (“Agreement”), dated and effective as of June 5, 2015, is made by and between Fintan Partners, LLC, a Delaware limited liability company (the “Investment Manager”), and Fintan Alternative Fixed Income Advisory Fund, LLC, a Delaware limited liability company (the “Fund”).

In consideration of the mutual covenants contained in this Agreement, it is agreed as follows:

1.             Appointment and Duties of the Investment Manager.

(a)          The Fund appoints the Investment Manager as the limited attorney-in-fact of the Fund to serve as its investment adviser, subject to the supervision and control of the Fund’s board of directors (the “Board of Directors,” each member of which is a “Director”), to manage the investment program of the Fund and provide such other services as set forth in this Agreement.  This limited power-of-attorney is a continuing power and shall continue in effect with respect to the Investment Manager until terminated pursuant to the terms of this Agreement.

(b)           The “Managed Assets” shall consist of: (i) all cash and other assets of the Fund; plus (ii) all investments, reinvestments and proceeds of the sale of such assets, including, without limitation, all distributions reinvested by the Fund and the interest on such investments, and all appreciation of, and additions to, such assets less depreciation of, and withdrawals from, such assets.  “Managed Asset Value” shall be the value of the Managed Assets determined from time to time consistent with valuation procedures adopted by the Board of Directors.  The Investment Manager shall be the exclusive investment adviser retained by the Fund with respect to the Managed Assets and, specifically, shall exercise its discretion with respect to the Managed Assets upon the terms and conditions, and for the purposes, set forth in this Agreement, and shall have sole authority and responsibility for directing the investment and reinvestment of the Managed Assets at such times, in such amounts and at such prices as the Investment Manager shall determine for the term of this Agreement pursuant to and in accordance with this Agreement.  Without limiting the generality of the foregoing, the Investment Manager shall obtain and evaluate such information and advice relating to the economy, securities markets, and securities as it deems necessary or useful to discharge its duties under this Agreement, including: (a) to invest and reinvest the Managed Assets of the Fund in any one or more portfolio funds (each a “Portfolio Hedge Fund”) and other assets consistent with the Fund’s registration statement and other offering or promotional materials (collectively, the “Offering Materials”) in use from time to time; (b) to withdraw capital of the Fund from Portfolio Hedge Funds and other assets; and (c) to take such further action as the Investment Manager shall deem necessary or appropriate for the management of the Fund.  Except as provided for in this Agreement, to the extent consistent with applicable law, the Fund shall not have any authority to retain any additional investment managers or any sub-advisers to manage the investment and reinvestment of the Managed Assets or to substitute the Investment Manager in such capacities without the prior written consent of the Investment Manager.

2.             Policies.

(a)           Without limiting the generality of Section 1, the Investment Manager shall, from time to time, provide to or on behalf of the Fund, the following services and conduct the following activities:

 (1)          obtaining and evaluating such information and advice relating to securities, securities markets and the economy as it deems necessary or useful to discharge its duties under this Agreement;

 (2)          continuously managing the Managed Assets in a manner consistent with the terms of this Agreement;

 (3)          determining the securities to be purchased, sold or otherwise disposed of by the Fund and the timing of such purchases, sales and dispositions;

 (4)          taking such further action in connection with the Fund’s investment activities (subject to Section 2(b)) without obligation to give prior notice to the Board of Directors, including the placing of purchase and sale orders on behalf of the Fund, as it shall deem necessary or appropriate; and

 (5)          cooperating with the Fund’s Chief Compliance Officer (the “CCO”) in respect of the CCO’s initial and periodic reviews of those aspects of the Investment Manager’s compliance program relevant to the Fund and provide prompt reporting to the CCO of material compliance matters that are relevant purposes of Rule 38a-1 under the Investment Company Act of 1940 (the “Investment Company Act”).

(b)           The services provided and the conduct and activities engaged in by the Investment Manager under this Agreement shall be subject to:

 (1)          applicable laws and regulations; and

 (2)          the registration statement of the Fund and such policies, investment and trading restrictions and risk management techniques as may be adopted by the Board of Directors from time to time (the “Investment Policies”).  Notwithstanding the foregoing, the Investment Manager shall not be bound by any amendment, supplement or revision to any of the documents and policies referenced in this Section 2, unless and until it has been given notice of such amendment, supplement or revision in accordance with Section 18 of this Agreement.

(c)           The Investment Manager will submit such periodic reports to the Board of Directors regarding the Investment Manager’s activities under this Agreement (including, without limitation, reports concerning the Investment Manager’s investment and trading activities for the Fund, including any reports set forth in the Fund’s Offering Materials or required by law) as any of the Directors reasonably may request.

3.             Authority of the Investment Manager.  Subject to Section 2, the Investment Manager is authorized, on behalf of the Fund, to:

(a)           trade, invest, re-invest and otherwise manage the Managed Assets, both directly and indirectly, and determine or facilitate the determination of the Managed Asset Value, all in accordance with the Investment Policies, and to enter into any agreement and to do any and all acts and things for the preservation, protection, improvement and enhancement in the Managed Asset Value in accordance with the Investment Policies;

(b)           possess, purchase, sell, transfer, mortgage, pledge or otherwise deal in, and to exercise all rights, powers, privileges and other incidents of ownership or possession (including, but not limited to, power to vote all proxies) with respect to the Managed Assets in accordance with the Investment Policies;

(c)           lend any of the Managed Assets, as appropriate, in accordance with the Investment Policies;

(d)           trade on margin, borrow from banks, brokers or other institutions and pledge the Managed Assets in connection with such margin or borrowing in accordance with the Investment Policies;

(e)           engage sub-advisers and personnel, including affiliates of the Investment Manager, whether part-time or full-time, and attorneys, independent accountants or such other persons as the Investment Manager may deem necessary or advisable, and negotiate and execute agreements with any such persons, in each case subject to the approval of the Board of Directors and/or, where required by applicable law, the requisite vote of the members of the Fund (“Members”);

(f)            make all decisions relating to the manner, method and timing of investment transactions in accordance with the Investment Policies;

(g)           combine purchase or sale orders on behalf of the Fund with any other accounts to whom or to which the Investment Manager provides investment advisory services or accounts of affiliates of the Investment Manager (“Other Accounts”) and allocate equitably over time the assets so purchased or sold, among such accounts;

(h)           with respect to any bank at which the Fund maintains an account, in furtherance of the legitimate business of the Fund, issue orders and directions relating to the disposition and application of the Managed Assets that are, from time to time, held by such bank;

(i)            open, maintain, conduct and close accounts in the name and on behalf of the Fund, including margin accounts, with any broker, dealer or investment concern, to issue orders and directions to any broker, dealer or investment concern at which the Fund maintains an account with respect to the disposition and application of the Managed Assets from time to time held by such broker, dealer or investment concern (including for the execution, clearance or settlement of any transactions on behalf of the Fund) on such terms as the Investment Manager considers appropriate, in each case in furtherance of the legitimate business of the Fund;

(j)            agree to such placement agent fees, redemption fees, other fees, commissions, and other charges on behalf of the Fund as the Investment Manager deems reasonable in the circumstances, where applicable taking into account all such factors it considers to be relevant (including the quality of research and other services made available to it even if such services are not for the exclusive benefit of the Fund and the cost of such services does not represent the lowest cost available); and

(k)           facilitate and assist the Fund with any necessary regulatory filings and audits.

Notwithstanding the foregoing, the Investment Manager shall be under no obligation to combine or arrange orders so as to obtain reduced charges unless otherwise required under federal securities law.  The Investment Manager may use, subject to such procedures as may be adopted by the Board of Directors, affiliates of the Investment Manager as brokers to effect securities transactions for the Fund, and the Fund may pay such commissions to such brokers in such amounts as are permissible under applicable law.

4.             Indemnification.

(a)           To the fullest extent permitted by law, the Fund shall indemnify the Investment Manager, and any partner, director, officer, employee or agent of the Investment Manager and any of their Affiliates (each an “Indemnified Person”) against any and all costs, expenses, losses, claims, damages or liabilities, joint or several, including, without limitation, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and reasonable fees and disbursements of counsel, accountants or other professionals incurred in connection with the investigation, defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which such Indemnified Person may be or may have been involved as a party or otherwise, or with which such Indemnified Person may be or may have been threatened, resulting in any way from the performance or non-performance of any Indemnified Person’s duties in respect of the Fund, except to the extent that any such cost, loss, claim, damage, liability or expense shall have been finally determined in a decision on the merits from which there is no further right to appeal in any such action, suit, investigation or other proceeding to have been incurred or suffered by such Indemnified Person by reason of bad faith or gross negligence  in the performance or non-performance of its duties under this Agreement (“Disabling Conduct”).  The Fund shall, from time to time, advance to an Indemnified Person (to the extent the Fund has funds available and without incurring borrowing expenses for such purpose) fees, costs and expenses incurred and indemnifiable under this Section 4.  The Investment Manager agrees, and each other Indemnified Person shall agree as a condition of any such advance, to reimburse the Fund for such advance if it is ultimately determined, as provided in this paragraph, that the Indemnified Person was not entitled to indemnification under this Section 4.

(b)           Notwithstanding anything to the contrary set forth above, the provisions of this Section 4 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under the federal securities laws) to the extent (but only to the extent) that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law.  The provisions of this Section 4, however, shall be construed to effectuate its purpose to the fullest extent permitted by law.

5.             Standard of Care and Liabilities.

(a)           In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties under this Agreement, neither the Investment Manager nor any of the Indemnified Persons, nor any of their affiliates, executors, heirs, assigns, successors or other legal representatives (collectively, the “Affiliates”), shall be liable to the Fund for any error of judgment, mistake of law, or any act or omission by any such person relating to the services to be provided under this Agreement.

(b)           The parties to this Agreement agree that the obligations of the Fund under this Agreement shall not be binding upon any of the Members or any Directors, officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund.

6.             Obligations of the Investment Manager.

(a)           Cooperation, Disclosures and Reports.  The Investment Manager agrees to cooperate in connection with the preparation of any updates to the Fund’s Offering Materials, any agreements for filing with or otherwise incidental to the Offering Materials, any periodic reports of the Fund, and all supplements and amendments to the foregoing.  The Investment Manager shall make all disclosures regarding itself and its principals, trading performance and the Investment Policies, as may be required, in the reasonable judgment of the Fund, to be made in the Offering Materials, periodic reports of the Fund, and all supplements and amendments the Offering Materials or periodic reports of the Fund.  The Investment Manager shall also prepare and deliver to the Directors such reports as required under Section 2(c).

(b)           Other Account Management.  Subject to applicable law (including Rule 17j-1 under the Investment Company Act), the Investment Manager, as well as the other Affiliates, shall be free to manage and trade accounts for other investors, as well as itself and themselves, during the term of this Agreement and to use the same information and investment strategies used in the performance of services for the Fund for such other accounts and shall not by reason of such engagement of other businesses or rendering of services for others be deemed to be acting in conflict with the interests of the Fund.  Furthermore, nothing in this Agreement shall limit or restrict the right of the Investment Manager or any of its Affiliates to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.

(c)           Access to Information.  At the request of the Fund, the Investment Manager shall give to the Fund’s auditors reasonable access to documents pertaining to the activities of the Fund during customary business hours and shall permit such auditors to make copies of, or extracts from, such documents at the expense of the requesting party.

7.             Obligations of the Fund.

(a)           Offering Materials and Governing Documents.  The Fund shall consult with the Investment Manager regarding the preparation of amendments and supplements to the Offering Materials and will provide the Investment Manager with copies of the Offering Materials and organizational documents of the Fund (together with the Offering Materials, “Governing Documents”).  No amendment or modification to any Governing Documents that affects the rights and obligations of the Investment Manager under this Agreement, or that alters the description of the Investment Manager or that impacts the Investment Policies or the Investment Manager’s discretion under this Agreement or its relationship with, or responsibilities to, the Fund, may be made without the written consent of the Investment Manager, such consent not to be unreasonably withheld.  Notwithstanding the foregoing, the Fund may amend or modify any Governing Document without the consent of the Investment Manager if required by applicable law or regulation; provided that any amendments or modifications regarding the Investment Manager, the Investment Policies or the Investment Manager’s duties under this Agreement shall be subject to the review and approval of the Investment Manager.

(b)           Sales Literature and Reports.  The Fund will consult (or cause its representatives to consult) with the Investment Manager with respect to the preparation of sales literature, other promotional materials and reports.  No sales literature, promotional materials or reports to investors describing the Investment Manager, its trading strategies, personnel, or performance (other than the performance of the Fund or any Portfolio Hedge Fund) will be distributed by the Fund or its Affiliates without the prior written approval of the Investment Manager.

(c)           Transaction Confirmations and Reports.  The Fund shall, from time to time, furnish or otherwise make available to the Investment Manager copies of all transaction confirmations, equity runs, and trading statements relating to the Managed Assets, as well as any other reports which the Investment Manager may request in connection with the performance of its duties under this Agreement.  The Investment Manager shall maintain records of all open and closed positions taken on behalf of the Fund and shall monitor all open positions.  The Fund shall furnish the Investment Manager with a copy of all reports sent to its investors.  Upon request, the Fund shall provide the Investment Manager with accurate information with respect to the then-current Managed Asset Value or net asset value or of the Fund, as well as such other information as the Investment Manager may reasonably request including, but not limited to, access to the registry and/or other books and records of the Fund, proxy statements, policies and procedures and other records of and information relating to the business and affairs of the Fund (including, in each case and for the avoidance of doubt, any such materials or information pertaining to any period preceding the date of this Agreement).  Such information provided to the Investment Manager may be disclosed by the Investment Manager to such persons and authorities, for the purpose of satisfying its business obligations under this Agreement, fiduciary, reporting, filing or other obligations under this Agreement, or if the Fund is requested to disclose such information by regulatory officials, or required by judicial process or regulatory action.  The Fund agrees to cooperate in connection with the preparation of any regulatory filings that the Investment Manager is required to make.

(d)           Authorized Persons.  At the request of the Investment Manager, the Fund agrees to provide to the Investment Manager a list of all officers, employees or agents of the Fund who are authorized to take action with respect to the Fund or the Managed Assets.

(e)           Custodial and Other Arrangements.  The Fund shall, from time to time, inform the Investment Manager as to the custodian and any sub-custodian of the Fund, each broker with whom an account is opened by the Fund, any administrator of the Fund, and any other service providers of the Fund.  By entering into this Agreement, the Fund directs each custodian and sub-custodian (if any) of the Fund and each broker with whom an account is opened by the Fund to honor and execute trading instructions of the Investment Manager to the same extent and effect as if the Fund had issued such instructions itself. The Fund shall, from time to time, direct these custodians, sub-custodians and the administrator(s) of the Fund to provide the Investment Manager with such periodic reports concerning the status of the Fund and the Managed Assets as the Investment Manager may reasonably request from time to time.  The Fund may not retain or appoint additional or replacement custodian(s), sub-custodians, brokers, administrators or other service providers without giving the Investment Manager reasonable prior notice of its intention to do so, together with the name and other relevant information with respect to the replacement or additional entities or providers.

The Fund agrees to execute and deliver to each such custodian, sub-custodian and broker such powers-of-attorney and other or additional authorizations as may be requested by such custodian, sub-custodian or broker in order to more fully establish and effectuate the discretionary authority granted to the Investment Manager by this Agreement.  However, nothing in this Agreement or in any authority or power-of-attorney shall authorize the Investment Manager at any time to take custody itself or direct to others the custody or control of any Managed Assets, it being expressly understood that such custody and control shall remain at all times with the custodian(s) and sub-custodian(s) of the Fund as appointed by the Fund and/or the Board of Directors, from time to time.  The discretionary investment authority granted by this Agreement and any authorization or power-of-attorney executed by the Fund and delivered to any custodian, sub-custodian or broker pursuant this Agreement may be fully relied upon by such custodian, sub-custodian or broker until it receives notice from the Fund of the termination of such authorization or power-of-attorney.  The Fund shall be responsible for the payment of any and all commissions, custodian or other charges, and the Investment Manager shall have no responsibility for such payments.

(f)            Access to Information.  At the request of the Investment Manager, the Fund shall give to the Investment Manager’s auditors reasonable access to documents pertaining to the activities of the Fund during customary business hours and shall permit such auditors to make copies of, or extracts from, such documents at the expense of the requesting party.

8.             Independent Contractor.  For all purposes of this Agreement, the Investment Manager shall be an independent contractor and not an agent, employee, partner or joint venturer of the Fund, and shall, unless otherwise expressly authorized, have no authority to act for or to represent the Fund in any way.  Nothing in this Agreement shall be construed as making the Fund an employee, agent, partner or joint venturer with the Investment Manager or any of its affiliates.

9.             Transaction Services.  All transactions for the benefit of the Fund shall be effected by the Investment Manager through such entities or persons as the Fund may direct from time to time.

10.           Investment Manager Compensation.  As compensation for its performance of the services and duties contemplated in this Agreement, the Fund shall pay the Investment Manager out of the Managed Assets an investment management fee (“Investment Management Fee”).   The Investment Management Fee shall accrue monthly and be paid by the Fund to the Investment Manager in advance, promptly after the beginning of each calendar quarter, in the amount of 1/4 of 0.75% of such quarter’s beginning Managed Asset Value (calculated taking account of any subscriptions effected as of such date and not taking account of any deduction of the Investment Management Fee.  Promptly after the beginning of each quarter, the Fund shall cause the Fund’s administrator to send the Investment Manager a statement of the Managed Assets of the Fund for the relevant quarter to allow the Investment Manager to calculate its Investment Management Fee and to draw up its invoice. The Investment Manager shall be free to contest data included in any such statement if, in its reasonable judgment, such data is inaccurate.  Invoices shall be sent by the Investment Manager to the Fund and payment of the Investment Management Fee shall be due within fifteen (15) business days following receipt of the invoice by the Fund.  The Investment Management Fee shall be invoiced and paid in U.S. Dollars by bank transfer to the Investment Manager’s bank account (as specified by the Investment Manager).  The Investment Management Fee will be prorated for any period shorter than a calendar quarter, such as upon the Fund’s commencement of operations, the Fund’s termination, or the termination or amendment of the Investment Management Agreement, by calculating the applicable quarter’s Investment Management Fee with reference to the proportion of calendar days during the quarter for which the Investment Management Fee was and was not payable, and the Investment Manager will promptly reimburse any excess.  The Investment Management Fee payable by the Fund is reduced to 0% with respect to any period in which the Fund invests substantially all of its investable assets in Fintan Alternative Fixed Income Master Fund, LLC or in another investment company sponsored by the Investment Manager, or sponsored by a person controlling, controlled by or under common control with the Investment Manager that has an investment management agreement with the Investment Manager.

11.           Expenses.

(a)           The Investment Manager shall bear the cost of rendering the services to be performed by it under this Agreement, including the costs relating to maintaining such staff and employing or retaining such personnel and consulting with such other persons (including its affiliates) as may be necessary to render the services to be provided under this Agreement.

(b)           The Fund shall assume and pay or cause to be paid or reimbursed all expenses of the Fund not expressly assumed by the Investment Manager under this Agreement, including, without limitation, as specified or indicated from time to time in the Offering Materials.

12.           Term and Termination.

(a)           Term.  The initial term of this Agreement shall commence as of the date of this Agreement and shall continue until the date that is two years after the date of this Agreement, unless terminated earlier in accordance with this Section 12.  After such initial term, this Agreement shall continue in effect from year to year as to the Fund if such continuation is approved annually by the Board of Directors (including a majority of the Directors who are neither “interested persons” of a party to this Agreement nor themselves a party to this Agreement) by vote cast in person at a meeting called for the purpose of voting on such approval.

(b)           Termination.

 (1)          This Agreement may be terminated without penalty as to the Fund by the Board of Directors or by the vote of a majority of the outstanding voting securities of the Fund upon sixty (60) days’ prior written notice to the Investment Manager, or by the Investment Manager upon sixty (60) days’ prior written notice to the Fund, or promptly upon the mutual consent of the parties.

 (2)          Automatic Termination.  This Agreement shall automatically terminate in the event of its assignment (as defined for purposes of Section 15 of the Investment Company Act).

13.           Representations, Warranties and Covenants of the Investment Manager.  The Investment Manager represents, warrants and covenants to the Fund that:

(a)           It has full capacity and authority to enter into this Agreement.

(b)           It shall not by entering into this Agreement: (i) be required to take any action contrary to its formation documents or any applicable statute, law or regulation of any jurisdiction; or (ii) breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it, or any of its members, officers, directors, employees, partners and other applicable representatives, is a party or by which it or they are/is bound which, in the case of (i) or (ii), would materially limit or materially adversely affect the ability of it or its Affiliates or any of its and their managers, members, officers, directors, employees, shareholders, partners and other applicable representatives to perform its duties under this Agreement.

The foregoing representations and warranties shall be continuing during the term of this Agreement, and if at any time any of the foregoing representations or warranties become untrue or inaccurate, the Investment Manager shall promptly notify the Fund in writing of that fact.

14.           Representations, Warranties and Covenants of the Fund.

(a)           The Fund represents, warrants and covenants to the Investment Manager that:

 (1)          It has full capacity and authority to enter into this Agreement.

 (2)          The execution, delivery and performance of this Agreement shall not: (i) result or cause it to be required to take any action contrary to its incorporating or other formation documents or any applicable statute, law or regulation of any jurisdiction; or (ii) breach or cause to be breached any undertaking, agreement, contract, statute, rule or regulation to which it is a party or by which it is bound that, in the case of (i) or (ii), would materially limit or materially adversely affect its ability to perform its duties under this Agreement.

(b)           The foregoing representations and warranties shall be continuing during the term of this Agreement and, if at any time any of the foregoing representations or warranties become untrue or inaccurate, the Fund shall promptly notify the Investment Manager in writing of that fact.

15.           Transfer by the Fund.  This Agreement may not be transferred by the Fund without the written consent of the Investment Manager.

16.           Amendment or Modification. This Agreement may not be amended or modified except by the written consent of the parties to this Agreement and any other approval required by applicable law.

17.           Notices.  Except as otherwise provided in this Agreement, all notices required to be delivered under this Agreement shall be effective only if in writing and shall be deemed given by the party required to provide notice when received by the party to whom notice is required to be given and shall be delivered personally, by courier service, by email (effective only upon confirmation of receipt by the other party, which confirmation may be sent by email), or by registered mail, postage prepaid, return receipt requested, or by facsimile.  With respect to each party entitled to notice under this Agreement, notice shall be provided at the address designated alongside such party’s signature on this Agreement (or to such other address as the party entitled to notice shall later designate by written notice to the other parties).

18.           Survival.  The provisions of this Agreement shall survive the termination of this Agreement with respect to any events occurring or matter arising while this Agreement was in effect.  Notwithstanding the foregoing Sections 4, 5, 6(c), 7(f), 10, 18, 19, 20, 21, and 25 shall survive the termination of this Agreement.

19.           Severability.  If any provision of this Agreement, or the application of any provision to any person or circumstance, shall be held to be inconsistent with any present or future law, ruling, rule, or regulation of any court or governmental or regulatory authority having jurisdiction over the subject matter of this Agreement, such provision shall be deemed to be rescinded or modified in accordance with such law, ruling, rule, or regulation, and the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it shall be held inconsistent, shall not be affected by such rescission or modification.

20.           No Waiver. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy under this Agreement shall operate as a waiver of any part of this Agreement, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy.  Any waiver granted under this Agreement must be in writing and shall be valid only in the specific instance in which given.

21.           Governing Law.  The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of laws principles.

22.           Headings.  Headings to Sections in this Agreement are for the convenience of the parties only, and are not intended to be or to affect the meaning or interpretation of this Agreement.

23.           Complete Agreement.  Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement between the parties with respect to the matters referred to in this Agreement, and no other agreement, verbal or otherwise, shall be binding upon the parties to this Agreement.

24.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one original instrument.

25.           No Third-Party Beneficiaries.  This Agreement is not intended to and shall not convey any rights to persons not a party to this Agreement.

26.           Confidentiality.  (i) The Fund shall regard as confidential all information and recommendations furnished by the Investment Manager to the Fund; and (ii) the Investment Manager shall regard as confidential all information furnished by the Fund to the Investment Manager.

27.           Definitions.  The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the Investment Company Act.

[SIGNATURE PAGES FOLLOW]

Executed by each of the parties as of the date first above written.

Investment Manager:

Fintan Partners, LLC

By:	/s/ Alexander Klikoff	Notice Information:
Name:	Alexander Klikoff	203 Redwood Shores Parkway, Suite 230
Title:	Senior Managing Director	Redwood City, CA 94065
phone: (650) 687-3450
email: as provided from time to time
fax: (650) 618-0313

[SIGNATURE PAGE OF THE FUND FOLLOWS]

Fund:

Fintan Alternative Fixed Income Advisory Fund, LLC

By:	/s/ Josephine Cheung	Notice Information:
Name:	Josephine Cheung	203 Redwood Shores Parkway, Suite 230
Title:	Treasurer and Secretary	Redwood City, CA 94065
phone: (650) 687-3450
email: as provided from time to time
fax: (650) 618-0313